UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by Registrant	✓

Filed by Party other than Registrant

Check the appropriate box:

	Preliminary Proxy Statement	Confidential, for Use of the Commission
Only (as permitted by Rule 14a-6(e)(2))

	Definitive Proxy Statement	Definitive Additional Materials

✓	Soliciting Materials Pursuant to §240.14a-12

INTERNATIONAL ABSORBENTS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

✓	No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Filed by International Absorbents Inc.

Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934

Subject Company: International Absorbents Inc.

Commission File No.: 001-31642

Dated:  December 23, 2009

To:  Employee Stock Option Holders:

As was announced on December 15, 2009, International Absorbents entered into an agreement in principle to sell all of our company’s shares to a third party.

The arrangement is expected to be completed by April, 2010, assuming that the required IAX shareholder approval and Supreme Court of British Columbia approval have been obtained by such time and subject to the other terms and conditions set out in the arrangement agreement.  It is possible that the failure to meet those terms and conditions or other factors outside of our control could require us to complete the arrangement at a later time or not at all.

Upon completion of the arrangement, each stock option to purchase IAX common shares (whether vested or unvested) that is issued and outstanding immediately prior to the effective time of the arrangement that has an exercise price that is less than $4.75 per share, to the extent not exercised prior to such time, will be automatically cancelled and converted into the right to receive an amount of cash (without interest and less any applicable tax withholdings) equal to the product of (x) the outstanding number of IAX common shares subject to such stock option, multiplied by (y) the excess of $4.75 over the per share exercise price of such cancelled stock option.

The amount of cash payable to a person will be computed after aggregating the cash amounts payable for all stock options held by that person, less any applicable tax withholdings.  Each stock option to purchase IAX common shares that is issued and outstanding immediately prior to the effective time of the arrangement that has an exercise price that is equal to or greater than $4.75 will be automatically cancelled and extinguished in connection with the arrangement without conversion of such stock option or any payment with respect to such stock option at the effective time of the arrangement.

In order to receive the benefits described in this letter, holders of options will be required to sign and return an option cancellation agreement.  In addition, there may be U.S. federal and/or Canadian tax consequences of the arrangement to the holders of options to purchase IAX common shares that are converted into a right to receive cash in the arrangement as described above.  IAX option holders should consult their own tax advisers for advice as to the tax consequences to them of the arrangement in their particular circumstances.

Where You Can Find Additional Information

The Company plans to file with the US Securities and Exchange Commission (the “SEC”) and furnish to its shareholders a proxy statement in connection with the proposed arrangement.  The proxy statement will contain important information about the proposed arrangement and related matters.  INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE.  Investors and shareholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov.  In addition, investors and shareholders will be able to obtain free copies of the proxy statement from the Company by contacting David Thompson, Corporate Secretary by telephone at (604) 681-6181, or by mail at International Absorbents Inc., Investor Relations, 1569 Dempsey Road, North Vancouver, British Columbia V7K 1S8 Canada.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from IAX shareholders in connection with the proposed arrangement.  Information regarding the interests of these directors and executive officers in the transaction will be included in the proxy statement described above.  Additional information regarding these directors and executive officers is also included in the Company’s proxy statement for its 2009 Annual Meeting of Shareholders, which was filed with the SEC on May 18, 2009.  This document is available free of charge at the SEC’s web site at www.sec.gov, and from the Company by contacting David Thompson, Corporate Secretary by telephone at (604) 681-6181, or by mail at International Absorbents Inc., Investor Relations, 1569 Dempsey Road, North Vancouver, British Columbia V7K 1S8 Canada, or by going to the Company’s Proxy Materials page on its corporate web site at www.absorbent.com.

Cautionary Statement Regarding Forward-Looking Statements

A number of the matters discussed in this letter that are not historical or current facts that deal with potential future circumstances and developments, including, without limitation, statements referring to the ability of the parties to satisfy the closing conditions and consummate the proposed arrangement and the potential benefits to be derived from the proposed transaction, are forward-looking statements.  The words “believe,” “expect,” “intend,” “estimate,” “assume” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not forward-looking.  The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and it is important to note that actual results could differ materially from those projected due to various risk factors, including the risk that the transaction does not close or that the closing is delayed, or that the expected cost savings are not achieved.  Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s reports filed with the SEC, including, but not limited to, the Company’s annual report on Form 10-K for the fiscal year ended January 31, 2009 and its quarterly reports on Form 10-Q.  This letter speaks only as of its date, and the Company disclaims any duty to update the information herein.